As filed with the Securities and Exchange Commission on January 12, 2023

Registration No. 333-260411

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SIERRA WIRELESS, INC.

(Exact Name of Registrant as Specified in its Charter)

Canada	98-0163236
(Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

13811 Wireless Way, Richmond

British Columbia, Canada V6V 3A4

(604) 231-1100

(Address of Registrant’s Principal Executive Offices)

Sierra Wireless, Inc. Amended and Restated 1997 Stock Option Plan

Sierra Wireless, Inc. Amended and Restated Restricted Share Unit Plan

Sierra Wireless, Inc. 2011 Treasury Based Restricted Share Unit Plan

(Full Title of Plan)

C T Corporation System

28 Liberty Street

New York, New York 10005

(212) 894-8940

(Name, Address and Telephone Number of Agent for Service)

Copy to:

Ryan Dzierniejko, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

222 Bay Street, Suite 1750

Toronto, ON M5K 1J5

(416) 777-4700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This post-effective amendment relates to Registration Statement No. 333-260411 filed on October 21, 2021 (the “Registration Statement”) by Sierra Wireless, Inc. (the “Registrant”) with the Securities and Exchange Commission pertaining to the offering by the Registrant of (i) up to an aggregate of 2,940,551 common shares of the Registrant to be issued under the Registrant’s Amended and Restated 1997 Stock Option Plan, (ii) up to an aggregate of 5,000,000 common shares of the Registrant to be issued under the Registrant’s Amended and Restated Restricted Share Unit Plan and (iii) up to an aggregate of 3,112,103 common shares of the Registrant to be issued under the Registrant’s 2011 Treasury Based Restricted Share Unit Plan.

Effective on January 12, 2023, Semtech Corporation (“Semtech”) acquired all of the issued and outstanding common shares of the Registrant pursuant to an arrangement agreement dated August 2, 2022 by and among the Registrant, Semtech and 13548597 Canada Inc., a wholly-owned subsidiary of Semtech, in accordance with a court-approved plan of arrangement (the “Arrangement”) under the Canada Business Corporations Act. As a result of the Arrangement, the Registrant became an indirect wholly-owned subsidiary of Semtech.

As a result of the Arrangement, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of its securities registered but unsold under the Registration Statement as at the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, British Columbia on January 12, 2023.

SIERRA WIRELESS, INC.

By:	/s/ Phil Brace
	Name:	Phil Brace
	Title:	Chief Executive Officer

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned certifies that it is the duly authorized United States representative of the registrant and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed by the undersigned, thereunto duly authorized, in the City of Richmond, British Columbia on January 12, 2023.

Sierra Wireless America, Inc.
(Authorized Representative in the United States)

By:	/s/ Samuel Cochrane
	Name:	Samuel Cochrane
	Title:	Chief Financial Officer